Exhibit 2.7
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of November 10, 2009 (this “Agreement”), is by and among Scott R. Silverman (“Silverman”), William J. Caragol (“Caragol”), Jared Shaw (“Shaw”), Blue Moon Energy Partners, LLC, a Florida limited liability company (“Blue Moon”) and R & R Consulting Partners, LLC, a Florida limited liability company (“R&R” and together with Caragol, Shaw and Blue Moon, collectively, the “Parties”).
Recitals
WHEREAS, Silverman desires to acquire at least 50% of the voting power of PositiveID Corporation, a Delaware corporation (the “Company”), for the election of directors.
WHEREAS, R&R directly owns 5,355,556 shares of common stock of the Company (the “R&R Shares”), Caragol directly owns 1,021,519 shares of common stock of the Company (the “Caragol Shares”), Shaw directly owns 700,000 shares of common stock of the Company (the “Shaw Shares”), and Blue Moon directly owns 1,285,000 shares of common stock of the Company (the “Blue Moon Shares” and together with the R&R Shares, Caragol Shares, and Shaw Shares, collectively, the “Shares”).
WHEREAS, the Parties each desire to enter into this Agreement to give Silverman the power to vote, or direct the voting of, the Shares and Silverman desires to vote, or direct the voting of, the Shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Silverman and the Parties hereby agree as follows:
Terms and Conditions
1. Agreement to Vote.
(a) Until December 31, 2010, each of the Parties hereby agrees that it/he shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the stockholders of the Company (i) when a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote or consent (or caused to be voted or consented) in person or by proxy all of the Shares, with respect to any matter presented to the stockholders of the Company, in accordance with any instructions received from Silverman.
(b) EACH OF THE PARTIES HEREBY GRANTS TO, AND APPOINTS, SILVERMAN, AND ANY OTHER DESIGNEE OF SILVERMAN, AND EACH OF THEM INDIVIDUALLY, THE PARTIES’ IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN CLAUSE (A) OF THIS SECTION 1. EACH OF THE PARTIES INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKE ANY PROXY PREVIOUSLY GRANTED BY THE PARTIES WITH RESPECT TO THE SHARES.

2. No Inconsistent Agreements. Each of the Parties hereby covenants and agrees that, except as contemplated by this Agreement, it/he (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with their obligations pursuant to this Agreement.
3. Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to Silverman as follows:
(a) Ownership of Securities.
(i) As of the date of this Agreement, (i) R&R directly owns the R&R Shares, (ii) R&R is, directly or indirectly, the sole record holder of the R&R Shares, free and clear of all liens or encumbrances (other than encumbrances created by those certain Stock Loan Agreements dated as of September 29, 2009, October 8, 2009, October 21, 2009, and any additional Stock Loan Agreements that are entered into, from time to time, between R&R and Optimus Capital Partners, LLC, a Delaware limited liability company (collectively, the “Stock Loan Agreements”)) and (iii) R&R, directly or indirectly, has sole voting power with respect to all R&R Shares, with no restrictions (other than those created by this Agreement and the Stock Loan Agreements), subject to applicable state or federal securities laws on their rights of disposition pertaining thereto. Nothing herein shall require any purchaser of R&R Shares to vote the R&R Shares in accordance with this Agreement. R&R has not appointed or granted any proxy that is still in effect with respect to the R&R Shares.
(ii) As of the date of this Agreement, (i) Caragol directly owns the Caragol Shares, (ii) Caragol is, directly or indirectly, the sole record holder of the Caragol Shares, free and clear of all liens or encumbrances and (iii) Caragol, directly or indirectly, has sole voting power with respect to all Caragol Shares, with no restrictions (other than those created by this Agreement), subject to applicable state or federal securities laws on their rights of disposition pertaining thereto. Nothing herein shall require any purchaser of Caragol Shares to vote the Caragol Shares in accordance with this Agreement. Caragol has not appointed or granted any proxy that is still in effect with respect to the Caragol Shares.
(iii) As of the date of this Agreement, (i) Shaw directly owns the Shaw Shares, (ii) Shaw is, directly or indirectly, the sole record holder of the Shaw Shares, free and clear of all liens or encumbrances and (iii) Shaw, directly or indirectly, has sole voting power with respect to all Shaw Shares, with no restrictions (other than those created by this Agreement), subject to applicable state or federal securities laws on their rights of disposition pertaining thereto. Nothing herein shall require any purchaser of Shaw Shares to vote the Shaw Shares in accordance with this Agreement. Shaw has not appointed or granted any proxy that is still in effect with respect to the Shaw Shares.
(iv) As of the date of this Agreement, (i) Blue Moon directly owns the Blue Moon Shares, (ii) Blue Moon is, directly or indirectly, the sole record holder of the Blue Moon Shares, free and clear of all liens or encumbrances and (iii) Blue Moon, directly or indirectly, has sole voting power with respect to all Blue Moon Shares, with no restrictions (other than those created by this Agreement), subject to applicable state or federal securities laws on their rights of disposition pertaining thereto. Nothing herein shall require any purchaser of Blue Moon Shares to vote the Blue Moon Shares in accordance with this Agreement. Blue Moon has not appointed or granted any proxy that is still in effect with respect to the Blue Moon Shares.

(b) Existence, Power; Binding Agreement. Each of R&R and Blue Moon is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of R&R and Blue Moon have been taken to authorize this Agreement to be entered into on behalf of and to be performed by R&R and Blue Moon. This Agreement has been duly and validly executed and delivered by the Parties and, assuming due authorization, execution and delivery by Silverman, constitutes a legal, valid and binding obligation of the Parties, enforceable against the Parties in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
(c) No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of the Parties for the execution and delivery of this Agreement by the Parties and the consummation by the Parties of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Parties, the consummation by the Parties of the transactions contemplated hereby or compliance by the Parties with any of the provisions hereof will (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of the Parties pursuant to, any contract to which any of the Parties is a party or by which any property or asset of the Parties is bound or affected or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parties or any of its/his properties or assets, except in the case of (A) or (B) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Parties to perform its/his obligations hereunder.
4. Certain Covenants. Each of the Parties hereby covenant and agree, while this Agreement is in effect pursuant to Section 1(a) hereof, to promptly notify Silverman of the number of any new shares of the Company’s common stock that each of the Parties acquires actual ownership of after the date hereof, and that any such shares of common stock shall be treated like the Shares hereunder.
5. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
7. Amendment. Any term of this Agreement may be amended, terminated or waived only with the written consent of Silverman and the Parties. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimilie during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in this Section 8, or to such electronic mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8. If notice is given to Silverman or R&R by electronic mail it shall be sent to ssilverman@verichipcorp.com, if given to Caragol or Blue Moon by electronic mail it shall be sent to bcaragol@verichipcorp.com, and if given to Shaw by electronic mail it shall be sent to jaredshaw@aol.com. If notice is given by mail to Silverman or any of the Parties, it shall be sent to VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445.
9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
10. Entire Agreement; Assignment. This Agreement (a) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled and (b) shall not be assigned by operation of law or otherwise.
11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
12. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of law principles that would result in the application of any law other than the law of the State of Florida.
13. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
14. Counterparts. This Agreement may be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

/s/ Scott R. Silverman
Scott R. Silverman

/s/ William J. Caragol
William J. Caragol

/s/ Jared Shaw
Jared Shaw

R & R Consulting Partners, LLC
By:	/s/ Scott R. Silverman
	Name:	Scott R. Silverman
	Title:	Managing Member

Blue Moon Energy Partners, LLC
By:	/s/ Scott R. Silverman
	Name:	Scott R. Silverman
	Title:	Manager